EXHIBIT 10.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2018 by and between Surge Holdings, Inc. (the “Company”) and Kevin Brian Cox (“COX”). The Company and COX are hereinafter sometimes referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

A. COX is the owner of 138,741,531 shares of Company Common Stock (“COX Common Shares”);

B. The Company and COX have agreed that it is beneficial for the Company for COX to exchange the COX Common Shares for a like value of Company Series C Convertible Preferred Stock (“Preferred Stock”) which is governed by the Certificate of Designations which has been filed with the Nevada Secretary of State with respect thereto.

C. COX acknowledges that by executing this exchange, that he will be effectively “locking-up” his holdings in the COX Common Shares and that there is no public market for the Preferred Stock and that he will only be able to convert the Preferred Stock to Common Stock subject to the achievement of certain milestones detailed in the Certificate of Designations.

D. The Parties acknowledge that by doing this exchange, the COX Common Shares will no longer be included in the calculation of Primary Common Stock of the Company which is issued and outstanding.

E. In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1. Exchange. Effective June 29, 2018, COX will exchange 138,741,531 shares of Company Common Stock he holds for 554,966 shares of Company Series C Convertible Preferred Stock. The COX Common Shares will thereupon be tendered to the Company for cancellation and the Company shall cause the shares of Preferred Stock to be issued to COX as a “book entry” in the books and records of the Company.

2. Consideration. While there is no monetary consideration passing hands on account of the exchange, all parties acknowledge that this agreement is supported by fair and valuable consideration by reducing the number of shares of Company Common Stock issued and outstanding and thereby having a potentially positive impact on the Company’s primarily, which both Parties believe will be mutually beneficial. COX has agreed to the exchange without any basis or belief that the exchange will provide him with any benefit over the other Common shareholders of the Company.

3. No Market for Company Preferred Stock. COX acknowledges that there currently is no market for the Company Preferred Stock and there is no reasonable likelihood that one will develop in the foreseeable future.

4. Miscellaneous.

4.1 Termination. This Agreement may be terminated by the mutual consent of the Parties at any time prior to the exchange actually taking place on the books of the Company.

4.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other address, person’s attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 6.2):

If to COX:

Kevin Brian Cox

3124 Brother Blvd 104

Bartlett, TN 38133

If to the Company:

Surge Holdings, Inc.

3124 Brother Blvd 104

Bartlett, TN 38133

With a copy to:

Robert Diener, Esq.

Law Offices of Robert Diener

41 Ulua Place

Haiku, HI 96708

4.3 Amendments and Waiver. Unless otherwise specifically stated herein, any term of this Agreement may be amended with the written mutual consent of the Parties and not otherwise. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

4.4 Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties hereto with respect to its subject matter, and supersedes all prior agreements and understandings relating to the subject matter hereof.

4.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement to the extent permitted by law.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The parties hereto irrevocably (a) submit to the jurisdiction of any state or federal court of competent jurisdiction sitting in the State of Nevada in any action or proceeding arising out of or relating to this Agreement, (b) agree that all claims with respect to such action or proceeding shall be heard and determined in such a Texas state or federal court, and (c) waive, to the fullest extent possible, the defense of an inconvenient forum.

4.7 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto.

4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Exchange Agreement as of the day and year written above.

SURGE HOLDINGS, INC.

By:
Name:	Anthony P. Nuzzo, Jr.
Title:	Director

Kevin Brian Cox